Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Fourth Quarter and Year-End Financial Results

McKINNEY, Texas, January 27, 2016 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $10.5 million, or $0.58 per diluted share, for the quarter ended December 31, 2015 compared to $10.0 million, or $0.59 per diluted share, for the quarter ended December 31, 2014 and $8.1 million, or $0.47 per diluted share, for the quarter ended September 30, 2015.

For the year ended December 31, 2015, the Company reported net income available to common shareholders of $38.5 million (or $2.21 per diluted share) compared to net income of $28.8 million (or $1.85 per diluted share) for the year ended December 31, 2014.

Highlights

•	Solid earnings with increases across major income related metrics:
•Core earnings were $11.4 million, or $0.63 per diluted share
•Net interest income increased 10.7% compared to third quarter 2015
•Noninterest income increased 12.0% compared to third quarter 2015

•	Strong organic loan growth of 21.0% on an annualized basis for the quarter and 16.1% for the year. Total loan growth for the year was 24.6% which includes loans acquired in the Grand Bank acquisition.

•
Asset quality remains strong with continued careful monitoring of the energy and Houston portfolios. The nonperforming assets to total assets ratio was 0.36% and the nonperforming loans to total loans ratio was 0.37% at December 31, 2015. Net charge offs were less than 0.01% annualized for the quarter.

•
Continued creation of long-term shareholder value with tangible book value and earnings per share increasing 10.5% and 19.5% for the year, respectively. Quarterly dividends also increased from $0.06 per share to $0.08 per share during 2015.

•	Continued execution of acquisition strategy through the completion of the Grand Bank acquisition on November 1, 2015.

Independent Bank Group Chairman and Chief Executive Officer David Brooks said, “This was a good quarter for Independent Bank Group. We are pleased to report solid earnings. We also continued to drive strong organic loan growth and advance our acquisition strategy. We remain focused on maintaining strong credit quality, especially with respect to our energy and Houston portfolios. Our energy portfolio has decreased to 5% of total loans and the Houston portfolio continues to have exemplary credit metrics. While we recognize the challenges presented by the downward cycle in energy prices, our continued view is that Texas is much stronger, has greater diversity and is more resilient than in past energy downturns. We remain optimistic about our prospects and look forward to a strong 2016.”

Fourth Quarter 2015 Operating Results

Net Interest Income

•
Net interest income was $42.2 million for fourth quarter 2015 compared to $38.2 million for fourth quarter 2014 and $38.1 million for third quarter 2015. The increases in net interest income from the previous year and linked quarter were primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the Grand Bank acquisition.

•
The yield on interest-earning assets was 4.46% for fourth quarter 2015 compared to 4.82% for fourth quarter 2014 and 4.62% for third quarter 2015. The decrease from the prior year is attributable to an eight basis point decrease in accretion income on acquired loans, decreased yields on taxable investment securities and lower average loan rates. The decrease from the linked quarter is related primarily to the lower rates on loans and lower loan fees, including lower rates and fees on loans acquired in the Grand Bank transaction.

•
The cost of interest bearing liabilities, including borrowings, was 0.66% for fourth quarter 2015 compared to 0.71% for fourth quarter 2014 and 0.70% for third quarter 2015. The decrease from the prior year is primarily due to payoffs of higher rate FHLB advances as well as the retirement of higher rate debentures during 2015. The decrease from the linked quarter is due to a slight decrease in the rates paid on deposits, including lower cost deposits assumed in the Grand Bank transaction.

•
The net interest margin was 3.96% for fourth quarter 2015 compared to 4.28% for fourth quarter 2014 and 4.08% for third quarter 2015. These decreases are primarily related to lower loan accretion income and increased liquidity acquired in the Grand Bank acquisition.

•
The average balance of total interest-earning assets grew by $683.5 million and totaled $4.220 billion compared to $3.536 billion at December 31, 2014 and grew by $513.7 million compared to $3.706 billion at September 30, 2015. This increase from fourth quarter 2014 and the linked quarter is due to organic growth and the Grand Bank transaction.

Noninterest Income

•	Total noninterest income increased $293 thousand compared to fourth quarter 2014 and increased $455 thousand compared to third quarter 2015.

•
The increase from the prior year reflects a $300 thousand increase in service charges on deposit accounts, an increase of $58 thousand in gains on sale of other real estate and an increase of $237 in other noninterest income offset by a decrease of $318 thousand in securities gains. A large portion of the increase in other noninterest income is related to increased earning credits on correspondent accounts and an increase in wealth management fees during the quarter.

•
The increase from third quarter 2015 relates to an increase of $390 thousand in gain (loss) on sale of premises and equipment and an increase of $332 thousand in other noninterest income. Offsetting the increases were decreases of $166 thousand in mortgage fee income and a decrease of $116 thousand in gain on sale of loans. A large portion of the increase in other noninterest income is due to an increase in wealth management fees.

Noninterest Expense

•
Total noninterest expense increased $3.6 million compared to fourth quarter 2014 and increased $2.7 million compared to third quarter 2015. Overall increases in noninterest expense are primarily due to the increase in number of employees and operating costs resulting from the Grand Bank transaction.

•
The increase in noninterest expense compared to fourth quarter 2014 is due primarily to an increase of $2.0 million in salaries and benefits expense, an increase of $155 thousand in FDIC assessment, an increase of $408 thousand in professional fees and an increase of $897 thousand in other noninterest expense, offset by a decrease of $371 thousand in acquisition expenses. The increase in professional fees is primarily due to increased legal fees on existing litigation inherited in the Bank of Houston transaction. As noted below, the Company changed how it reported certain maintenance agreements during the fourth quarter. Without this change in reporting, occupancy expense would have increased approximately $300 thousand primarily due to the Grand Bank transaction.

•
The increase from the linked quarter is primarily related to increases of $1.6 million in salaries and benefits, $165 thousand in FDIC assessment, $342 thousand in legal and professional fees and $334 thousand in acquisition expenses. Offsetting these increases were decreases of $187 thousand in advertising and public relations expenses and $103 thousand in net other real estate owned expenses.

•
The increase in data processing expense of $584 thousand from the prior year and $458 thousand from the linked quarter is the result of a change in reporting of IT related maintenance agreements and service costs that had previously been reported in occupancy expense. Actual IT related expenses did not significantly increase from the third quarter.

Provision for Loan Losses

•
Provision for loan loss expense was $2.0 million for the fourth quarter 2015, an increase of $219 thousand compared to $1.8 million for fourth quarter 2014 and a decrease of $2.0 million compared to $3.9 million for the third quarter 2015. The increase in provision expense from the prior year is primarily due to organic loan growth during the respective period as well as a moderate increase in general reserves for the energy portfolio in recognition of the continued decline in commodity prices. The decrease from third quarter 2015 was due to an additional allocation for our energy portfolio in the third quarter, including an impairment of $1.2 million on a previously identified nonperforming energy loan.

•
The allowance for loan losses was $27.0 million, or 0.68% of total loans, at December 31, 2015, compared to $18.6 million, or 0.58% of total loans at December 31, 2014, and compared to $25.1 million, or 0.71% of total loans at September 30, 2015. The increase in the allowance from the prior year is due to organic loan growth, specific allocations on impaired assets, as well as an increase in general reserves to serve as a significant addition to the energy related allowance. The slight decrease in the ratio of the allowance to total loans compared to the linked quarter was due to the increase in the loan portfolio resulting from the Grand Bank acquisition. The acquired loans do not carry over a related allowance as these loans are recorded at fair value at acquisition date consistent with accounting guidance. As of December 31, 2015, the energy related allowance constituted 4.1% of the total energy production portfolio.

Income Taxes

•
Federal income tax expense of $5.3 million was recorded for the quarter ended December 31, 2015, an effective rate of 33.6% compared to tax expense of $5.4 million and an effective rate of 34.7% for the quarter ended December 31, 2014 and tax expense of $3.9 million and an effective rate of 32.4% for the quarter ended September 30, 2015. The elevated tax rates in fourth quarters 2015 and 2014 were due to non-deductible acquisition expenses relating to the Grand Bank and Houston City Bancshares acquisitions, respectively.

Fourth Quarter 2015 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $3.989 billion at December 31, 2015 compared to $3.529 billion at September 30, 2015 and to $3.201 billion at December 31, 2014. This represented total loan growth of $460.1 million for the quarter, or 51.7% on an annualized basis. Organic loan growth for the fourth quarter was $186.5 million, a 21.0% increase from September 30, 2015. Loan growth from the prior year was 24.6% (approximately 16.1% of which was organic growth with the remainder resulting from the Grand Bank acquisition).

•
The energy production portfolio was $182.5 million (4.6% of total loans) at December 31, 2015 made up of 26 credits and 25 relationships. This represented a $27.1 million reduction from the previous quarter. As of December 31, 2015, there were two nonperforming classified energy credits with balances totaling $7.1 million and one performing classified energy credit with a balance of $17.1 million. Oil field service related loans, which were inherited through acquisitions, represented an additional $22.4 million (0.6% of loans) at December 31, 2015. All energy related credits are being closely monitored and the Company is in close contact with energy borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to changing market conditions.

Asset Quality

•
Total nonperforming assets increased to $18.1 million, or 0.36% of total assets at December 31, 2015 from $15.1 million, or 0.34% of total assets at September 30, 2015 and from $14.9 million, or 0.36% of total assets at December 31, 2014.

•
Total nonperforming loans increased to $14.9 million, or 0.37% of total loans at December 31, 2015 compared to $11.7 million, or 0.33% of total loans at September 30, 2015 and increased from $10.1 million, or 0.32% of total loans at December 31, 2014.

•
The increase in nonperforming assets and nonperforming loans from the linked quarter is primarily due to the addition of a $2.9 million energy loan that was placed on nonaccrual status in the fourth quarter 2015.

•
The net increase in nonperforming loans and nonperforming assets from the prior year is due to the above-mentioned $2.9 energy loan being placed on nonaccrual in the fourth quarter 2015 and another energy loan totaling $4.2 million that was added to nonaccrual in the first quarter 2015, offset by the removal of a $1.4 million commercial loan from nonaccrual status due to the repossession of collateral. The net increase in nonperforming assets was also offset by the net disposition of $2.2 million in other real estate properties during 2015.

Deposits and Borrowings

•	Total deposits were $4.028 billion at December 31, 2015 compared to $3.534 billion at September 30, 2015 and compared to $3.250 billion at December 31, 2014.

•	The average cost of interest bearing deposits was 0.45% for both the fourth quarter 2015 and fourth quarter 2014 and down slightly from 0.48% for the third quarter 2015.

•
Total borrowings (other than junior subordinated debentures) were $371.3 million at December 31, 2015, an increase of $36.8 million from September 30, 2015 and an increase of $65.1 million from December 31, 2014. These movements reflect changes in the balances of short term FHLB advances during the applicable periods.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 6.87% and 8.28% (estimated), respectively, at December 31, 2015 compared to 7.15% and 8.67%, respectively, at September 30, 2015 and 7.07% and 8.15%, respectively, at December 31, 2014. The total stockholders’ equity to total assets ratio was 12.41%, 12.69% and 13.09% at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Total capital to risk weighted assets was 11.13% at December 31, 2015 (estimated) compared to 11.86% at September 30, 2015 and 12.59% at December 31, 2014. The declines in capital ratios from prior periods is due to growth in assets during the quarter, including those acquired in the Grand Bank transaction.

•
Book value and tangible book value per common share were $32.79 and $17.85, respectively, at December 31, 2015 compared to $31.81 and $17.72, respectively, at September 30, 2015 and $30.35 and $16.15, respectively, at December 31, 2014.

•	Return on tangible equity (on an annualized basis) was 13.37% for the fourth quarter 2015 compared to 10.75% and 14.08% for the third quarter 2015 and fourth quarter 2014, respectively.

•
Return on average assets and return on average equity (on an annualized basis) were 0.86% and 7.28%, respectively, for fourth quarter 2015 compared to 0.97% and 7.65%, respectively, for fourth quarter 2014 and 0.76% and 5.96%, respectively, for third quarter 2015.

Recent Developments

On January 14, 2016, the Company redeemed all 23,938.35 outstanding shares of its Senior Non-Cumulative Perpetual Small Business Lending Fund Series A Preferred Stock held by the Treasury for a total redemption price of $23,946,994.40. The redemption was funded by a dividend from Independent Bank. Both the Company and Independent Bank remain well capitalized after the redemption.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 42 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Thursday, January 28, 2016 at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 25257045. A recording of the conference call will be available from January 28, 2016 through February 4, 2016 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the quarter ended December 31, 2015 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, the Company’s Annual Report on Form 10-K filed on February 27, 2015, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Selected Income Statement Data
Interest income	$47,414	$43,130	$42,747	$40,736	$42,952
Interest expense	5,263	5,041	4,967	4,658	4,777
Net interest income	42,151	38,089	37,780	36,078	38,175
Provision for loan losses	1,970	3,932	1,659	1,670	1,751
Net interest income after provision for loan losses	40,181	34,157	36,121	34,408	36,424
Noninterest income	4,254	3,799	4,109	3,966	3,961
Noninterest expense	28,527	25,830	24,455	24,386	24,931
Income tax expense	5,347	3,924	5,204	4,536	5,356
Net income	10,561	8,202	10,571	9,452	10,098
Preferred stock dividends	60	60	60	60	60
Net income available to common shareholders	10,501	8,142	10,511	9,392	10,038
Core net interest income (1)	41,635	38,001	37,225	35,965	37,187
Core Pre-Tax Pre-Provision Earnings (1)	18,875	17,123	17,379	16,810	18,003
Core Earnings (1)	11,377	8,917	10,532	10,230	10,889

Per Share Data (Common Stock)
Earnings:
Basic	$0.58	$0.48	$0.61	$0.55	$0.59
Diluted	0.58	0.47	0.61	0.55	0.59
Core earnings:
Basic (1)	0.63	0.52	0.62	0.60	0.64
Diluted (1)	0.63	0.52	0.61	0.60	0.64
Dividends	0.08	0.08	0.08	0.08	0.06
Book value	32.79	31.81	31.30	30.77	30.35
Tangible book value (1)	17.85	17.72	17.18	16.65	16.15
Common shares outstanding	18,399,194	17,111,394	17,108,394	17,119,793	17,032,669
Weighted average basic shares outstanding (4)	17,965,055	17,110,090	17,111,958	17,091,663	17,032,452
Weighted average diluted shares outstanding (4)	18,047,960	17,199,281	17,198,981	17,169,596	17,123,423

Selected Period End Balance Sheet Data
Total assets	$5,055,000	$4,478,339	$4,375,727	$4,258,364	$4,132,639
Cash and cash equivalents	293,279	353,950	424,196	358,798	324,047
Securities available for sale	273,463	200,188	180,465	198,149	206,062
Loans, held for sale	12,299	6,218	7,237	7,034	4,453
Loans, held for investment	3,989,405	3,529,275	3,375,553	3,303,248	3,201,084
Allowance for loan losses	27,043	25,088	21,764	20,227	18,552
Goodwill and core deposit intangible	275,000	241,171	241,534	241,722	241,912
Other real estate owned	2,168	2,323	2,958	4,587	4,763
Noninterest-bearing deposits	1,071,656	884,272	886,087	806,912	818,022
Interest-bearing deposits	2,956,623	2,649,768	2,581,397	2,579,766	2,431,576
Borrowings (other than junior subordinated debentures)	371,283	334,485	271,504	297,274	306,147
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	23,938	23,938	23,938
Total stockholders' equity	627,309	568,257	559,447	550,728	540,851

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014

(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Selected Performance Metrics
Return on average assets	0.86%	0.76%	0.99%	0.92%	0.97%
Return on average equity (2)	7.28	5.96	7.91	7.31	7.65
Return on tangible equity (2) (6)	13.37	10.75	14.48	13.64	14.08
Adjusted return on average assets (1)	0.93	0.83	0.99	1.00	1.05
Adjusted return on average equity (1) (2)	7.89	6.53	7.93	7.96	8.30
Adjusted return on tangible equity (1) (2) (6)	14.49	11.77	14.51	14.86	15.27
Net interest margin	3.96	4.08	4.10	4.07	4.28
Adjusted net interest margin (3)	3.91	4.07	4.04	4.05	4.17
Efficiency ratio	61.47	61.66	58.38	60.90	59.17
Core efficiency ratio (1)	58.75	59.25	57.81	57.76	55.85

Credit Quality Ratios
Nonperforming assets to total assets	0.36%	0.34%	0.37%	0.43%	0.36%
Nonperforming loans to total loans	0.37	0.33	0.40	0.41	0.32
Nonperforming assets to total loans and other real estate	0.45	0.43	0.48	0.55	0.46
Allowance for loan losses to non-performing loans	181.99	214.21	163.12	148.06	183.43
Allowance for loan losses to total loans	0.68	0.71	0.64	0.61	0.58
Net charge-offs to average loans outstanding (annualized)	—	0.07	0.01	—	0.01

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets (5)	7.94%	8.26%	8.33%	8.62%	n/a
Estimated tier 1 capital to average assets	8.28	8.67	8.40	7.78	8.15
Estimated tier 1 capital to risk-weighted assets (1) (5)	8.92	9.37	9.49	9.31	9.83
Estimated total capital to risk-weighted assets (5)	11.13	11.86	12.05	11.88	12.59
Total stockholders' equity to total assets	12.41	12.69	12.79	12.93	13.09
Tangible common equity to tangible assets (1)	6.87	7.15	7.11	7.10	7.07

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $516, $88, $555, $113 and $988, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.
(6) Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years ended December 31, 2015 and 2014
(Unaudited)

	Years ended December 31,
	2015	2014
Per Share Data
Net income - basic	$2.23	$1.86
Net income - diluted	2.21	1.85
Cash dividends	0.32	0.24
Book value	32.79	30.35

Outstanding Shares
Period-end shares	18,399,194	17,032,669
Weighted average shares - basic	17,321,513	15,458,666
Weighted average shares - diluted	17,406,108	15,557,120

Selected Annual Ratios
Return on average assets	0.88%	0.87%
Return on average equity	7.13%	6.89%
Net interest income to average earning assets	4.05%	4.19%

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$46,154	$41,824	$169,504	$135,461
Interest on taxable securities	615	616	2,168	2,803
Interest on nontaxable securities	459	401	1,783	1,429
Interest on federal funds sold and other	186	111	572	439
Total interest income	47,414	42,952	174,027	140,132
Interest expense:
Interest on deposits	3,230	2,663	12,024	9,537
Interest on FHLB advances	834	886	3,077	3,678
Interest on repurchase agreements and other borrowings	1,060	1,088	4,289	2,230
Interest on junior subordinated debentures	139	140	539	542
Total interest expense	5,263	4,777	19,929	15,987
Net interest income	42,151	38,175	154,098	124,145
Provision for loan losses	1,970	1,751	9,231	5,359
Net interest income after provision for loan losses	40,181	36,424	144,867	118,786
Noninterest income:
Service charges on deposit accounts	2,104	1,804	7,982	6,009
Mortgage fee income	1,187	1,176	5,269	3,953
Gain on sale of loans	—	—	116	1,078
Gain on sale of other real estate	70	12	290	71
Gain on sale of securities available for sale	44	362	134	362
Loss on sale of premises and equipment	16	—	(358)	(22)
Increase in cash surrender value of BOLI	271	282	1,077	972
Other	562	325	1,618	1,201
Total noninterest income	4,254	3,961	16,128	13,624
Noninterest expense:
Salaries and employee benefits	16,549	14,540	60,541	52,337
Occupancy	4,004	4,050	16,058	13,250
Data processing	1,244	660	3,384	2,080
FDIC assessment	706	551	2,259	1,797
Advertising and public relations	126	217	1,038	835
Communications	576	567	2,219	1,787
Net other real estate owned expenses (including taxes)	(15)	(26)	169	232
Operations of IBG Adriatica, net	—	—	—	23
Other real estate impairment	—	—	35	22
Core deposit intangible amortization	453	422	1,555	1,281
Professional fees	1,183	775	3,191	2,567
Acquisition expense, including legal	627	998	1,420	3,626
Other	3,074	2,177	11,329	8,675
Total noninterest expense	28,527	24,931	103,198	88,512
Income before taxes	15,908	15,454	57,797	43,898
Income tax expense	5,347	5,356	19,011	14,920
Net income	$10,561	$10,098	$38,786	$28,978

Consolidated Balance Sheets
As of December 31, 2015 and 2014
(Dollars in thousands, except share information)
(Unaudited)

	December 31,
Assets	2015	2014
Cash and due from banks	$151,285	$153,158
Interest-bearing deposits in other banks	141,994	170,889
Cash and cash equivalents	293,279	324,047
Certificates of deposit held in other banks	61,746	—
Securities available for sale	273,463	206,062
Loans held for sale	12,299	4,453
Loans, net of allowance for loan losses	3,960,809	3,182,045
Premises and equipment, net	93,015	88,902
Other real estate owned	2,168	4,763
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	14,256	12,321
Bank-owned life insurance (BOLI)	40,861	39,784
Deferred tax asset	5,892	2,235
Goodwill	258,643	229,457
Core deposit intangible, net	16,357	12,455
Other assets	22,212	26,115
Total assets	$5,055,000	$4,132,639

Liabilities, Temporary Equity and Stockholders’ Equity
Deposits:
Noninterest-bearing	1,071,656	818,022
Interest-bearing	2,956,623	2,431,576
Total deposits	4,028,279	3,249,598
FHLB advances	288,325	229,405
Repurchase agreements	12,160	4,012
Other borrowings	68,345	69,410
Other borrowings, related parties	2,453	3,320
Junior subordinated debentures	18,147	18,147
Other liabilities	9,982	17,896
Total liabilities	4,427,691	3,591,788
Commitments and contingencies

Temporary equity: Series A preferred stock	23,938	—
Stockholders’ equity:
Series A preferred Stock	—	23,938
Common stock	184	170
Additional paid-in capital	530,107	476,609
Retained earnings	70,698	37,731
Accumulated other comprehensive income	2,382	2,403
Total stockholders’ equity	603,371	540,851
Total liabilities, temporary equity and stockholders’ equity	$5,055,000	$4,132,639

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,812,493	$46,154	4.80%	$3,144,680	$41,824	5.28%
Taxable securities	177,535	615	1.37	166,963	616	1.46
Nontaxable securities	73,590	459	2.47	67,946	401	2.34
Federal funds sold and other	156,073	186	0.47	156,604	111	0.28
Total interest-earning assets	4,219,691	$47,414	4.46	3,536,193	$42,952	4.82
Noninterest-earning assets	627,684			562,478
Total assets	$4,847,375			$4,098,671
Interest-bearing liabilities:
Checking accounts	$1,328,031	$1,443	0.43%	$1,172,753	$1,275	0.43%
Savings accounts	143,289	65	0.18	147,052	72	0.19
Money market accounts	495,690	339	0.27	189,119	115	0.24
Certificates of deposit	850,789	1,383	0.64	818,615	1,201	0.58
Total deposits	2,817,799	3,230	0.45	2,327,539	2,663	0.45
FHLB advances	267,266	834	1.24	241,102	886	1.46
Repurchase agreements and other borrowings	81,852	1,060	5.14	79,450	1,088	5.43
Junior subordinated debentures	18,147	139	3.04	18,147	140	3.06
Total interest-bearing liabilities	3,185,064	5,263	0.66	2,666,238	4,777	0.71
Noninterest-bearing checking accounts	1,050,728			871,493
Noninterest-bearing liabilities	15,485			16,202
Stockholders’ equity	596,098			544,738
Total liabilities and equity	$4,847,375			$4,098,671
Net interest income		$42,151			$38,175
Interest rate spread			3.80%			4.11%
Net interest margin			3.96			4.28
Average interest earning assets to interest bearing liabilities			132.48			132.63

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Years Ended December 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,456,128	$169,504	4.90%	$2,628,667	$135,461	5.15%
Taxable securities	139,924	2,168	1.55	174,578	2,803	1.61
Nontaxable securities	69,112	1,783	2.58	57,825	1,429	2.47
Federal funds sold and other	141,374	572	0.40	99,083	439	0.44
Total interest-earning assets	3,806,538	$174,027	4.57	2,960,153	$140,132	4.73
Noninterest-earning assets	589,014			369,449
Total assets	$4,395,552			$3,329,602
Interest-bearing liabilities:
Checking accounts	$1,297,948	$5,649	0.44%	$1,052,528	$4,797	0.46%
Savings accounts	143,476	263	0.18	129,707	345	0.27
Money market accounts	319,982	829	0.26	123,392	347	0.28
Certificates of deposit	842,087	5,283	0.63	674,556	4,048	0.60
Total deposits	2,603,493	12,024	0.46	1,980,183	9,537	0.48
FHLB advances	225,934	3,077	1.36	242,695	3,678	1.52
Repurchase agreements and other borrowings	78,074	4,289	5.49	40,179	2,230	5.55
Junior subordinated debentures	18,147	539	2.97	18,147	542	2.99
Total interest-bearing liabilities	2,925,648	19,929	0.68	2,281,204	15,987	0.70
Noninterest-bearing checking accounts	895,789			601,764
Noninterest-bearing liabilities	9,688			11,152
Stockholders’ equity	564,427			435,482
Total liabilities and equity	$4,395,552			$3,329,602
Net interest income		$154,098			$124,145
Interest rate spread			3.89%			4.03%
Net interest margin			4.05			4.19
Average interest earning assets to interest bearing liabilities			130.11			129.76

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	December 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial	$731,818	18.3%	$672,052	21.0%
Real estate:
Commercial real estate	1,949,734	48.7	1,450,434	45.2
Commercial construction, land and land development	419,611	10.5	334,964	10.5
Residential real estate (1)	620,289	15.5	518,478	16.2
Single-family interim construction	187,984	4.7	138,278	4.3
Agricultural	50,178	1.3	38,822	1.2
Consumer	41,966	1.0	52,267	1.6
Other	124	—	242	—
Total loans	4,001,704	100.0%	3,205,537	100.0%
Deferred loan fees	(1,553)		(487)
Allowance for losses	(27,043)		(18,552)
Total loans, net	$3,973,108		$3,186,498
(1) Includes loans held for sale at December 31, 2015 and 2014 of $12,299 and $4,453, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Net Interest Income - Reported	(a)	$42,151	$38,089	$37,780	$36,078	$38,175
Income recognized on acquired loans		(516)	(88)	(555)	(113)	(988)
Adjusted Net Interest Income	(b)	41,635	38,001	37,225	35,965	37,187
Provision Expense - Reported	(c)	1,970	3,932	1,659	1,670	1,751
Noninterest Income - Reported	(d)	4,254	3,799	4,109	3,966	3,961
Gain on sale of loans		—	(116)	—	—	—
Gain on sale of OREO		(70)	(41)	(49)	(130)	(12)
Gain on sale of securities		(44)	—	(90)	—	(362)
Loss on sale of premises and equipment		(16)	374	—	—	—
Adjusted Noninterest Income	(e)	4,124	4,016	3,970	3,836	3,587
Noninterest Expense - Reported	(f)	28,527	25,830	24,455	24,386	24,931
OREO Impairment		—	(10)	(25)	—	—
IPO related stock grant and bonus expense		(156)	(156)	(156)	(156)	(156)
Registration statements		—	—	—	—	(163)
Acquisition Expense (5)		(1,487)	(770)	(458)	(1,239)	(1,841)
Adjusted Noninterest Expense	(g)	26,884	24,894	23,816	22,991	22,771
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$17,878	$16,058	$17,434	$15,658	$17,205
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$18,875	$17,123	$17,379	$16,810	$18,003
Core Earnings (2)	(b) - (c) + (e) - (g)	$11,377	$8,917	$10,532	$10,230	$10,889
Reported Efficiency Ratio	(f) / (a + d)	61.47%	61.66%	58.38%	60.90%	59.17%
Core Efficiency Ratio	(g) / (b + e)	58.75%	59.25%	57.81%	57.76%	55.85%
Adjusted Return on Average Assets (1)		0.93%	0.83%	0.99%	1.00%	1.05%
Adjusted Return on Average Equity (1)		7.89%	6.53%	7.93%	7.96%	8.30%
Adjusted Return on Tangible Equity (1)		14.49%	11.77%	14.51%	14.86%	15.27%
Total Average Assets		$4,847,375	$4,270,604	$4,259,334	$4,154,007	$4,098,671
Total Average Stockholders' Equity (3)		$572,160	$541,939	$532,715	$520,899	$520,800
Total Average Tangible Stockholders' Equity (3) (4)		$311,549	$300,578	$291,166	$279,149	$282,907
(1) Calculated using core earnings
(2)  Assumes actual effective tax rate of 32.7%, 32.4%, 33.0%, 32.4% and 33.0%, respectively. December 31, 2015, September 30, 2014 and December 31, 2014 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Excludes average balance of goodwill and net core deposit intangibles.
(5) Acquisition expenses include $860 thousand, $477 thousand, $430 thousand, $767 thousand and $843 thousand of compensation and bonus expenses in addition to $627 thousand, $293 thousand, $28 thousand, $472 thousand and $998 thousand of merger-related expenses for the quarters ended December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2015 and 2014
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	December 31,	December 31,
	2015	2014
Tangible Common Equity
Total common stockholders' equity	$603,371	$516,913
Adjustments:
Goodwill	(258,643)	(229,457)
Core deposit intangibles, net	(16,357)	(12,455)
Tangible common equity	$328,371	$275,001
Tangible assets	$4,780,000	$3,890,727
Common shares outstanding	18,399,194	17,032,669
Tangible common equity to tangible assets	6.87%	7.07%
Book value per common share	$32.79	$30.35
Tangible book value per common share	17.85	16.15

Tier 1 Common and Tier 1 Capital to Risk-Weighted Assets Ratio
	December 31,	December 31,
	2015	2014
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$603,371	$516,913
Adjustments:
Unrealized gain on available-for-sale securities	(2,382)	(2,403)
Goodwill	(258,643)	(229,457)
Core deposit intangibles, net	(4,253)	(12,455)
Tier 1 common equity	$338,093	$272,598
Qualifying Restricted Core Capital Elements (junior subordinated debentures)	17,600	17,600
Preferred Stock	23,938	23,938
Tier 1 Equity	$379,631	$314,136
Total Risk-Weighted Assets	$4,257,911	$3,195,413
Estimated tier 1 equity to risk-weighted assets ratio	8.92%	9.83%
Estimated tier 1 common equity to risk-weighted assets ratio	7.94	8.53